Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-134114, 333-134115, 333-142626, 333-171192, 333-171193, 333-172512, 333-177840, 333-177841, 333-177842, 333-184901, 333-184904, 333-184902, 333-201010, 333-202436, 333-207326, 333-209872, 3333-210662, 333-214681, 333-222062, 333-222344, 333-229974, 333-235370, 333-24988, 333-253831, and 333-256745) on Form S-8 of our reports dated February 27, 2025, with respect to the consolidated financial statements of QVC Group, Inc., formerly known as Qurate Retail Inc., and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

February 27, 2025